MOTORCAR PARTS OF AMERICA, INC.
Filed Pursuant to Rule 424(b)(3)
Registration No. 333-144887
PROSPECTUS SUPPLEMENT NO. 3
(To Prospectus dated October 22, 2007)
     This is a prospectus supplement to our prospectus dated October 22, 2007 relating to the resale from time to time by selling stockholders of up to 4,188,192 shares of our Common Stock. On November 26, 2007, we filed with the Securities and Exchange Commission a Current Report on Form 8-K with respect to the press release we issued on November 26, 2007 announcing the approval of our application for listing of our common stock on the Nasdaq Global Market. On December 5, 2007, we filed with the Securities and Exchange Commission a Current Report on Form 8-K with respect to our dismissal on November 30, 2007 of Grant Thornton LLP as our independent registered public accountant firm and our engagement on December 4, 2007 of Ernst & Young LLP as our new independent registered public accounting firm. Both of the Form 8-K’s are attached to and made a part of this prospectus supplement.
     This prospectus supplement should be read in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information provided by this prospectus supplement supersedes the information contained in the prospectus.
     The securities offered by the prospectus involve a high degree of risk. You should carefully consider the “Risk Factors” referenced on page 2 of the prospectus in determining whether to purchase the Common Stock.
The date of this prospectus supplement is December 6, 2007.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 19, 2007
Motorcar Parts of America, Inc.
(Exact name of registrant as specified in its charter)

New York	0-23538	11-2153962

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2929 California Street Torrance California		90503

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (310) 972-4005
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 — Other Events
     On November 26, 2007, Motorcar Parts of America, Inc. (the “Company”) issued a press release announcing the approval of its application for listing of its common stock on The Nasdaq Global Market. The press release is attached as exhibit 99.1 to this Form 8-K and incorporated herein by reference.
Item 9.01 — Financial Statements and Exhibits
(d)	Exhibits.

Exhibit
Number	Description
99.1	Press Release of the Company issued on November 26, 2007.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Motorcar Parts of America, Inc.
Date: November 26, 2007	By:	/s/ Michael M. Umansky
Michael M. Umansky
Vice President & General Counsel

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION
99.1	Press Release of the Company issued on November 26, 2007.

Exhibit 99.1

2929 California Street Torrance, California 90503 Tel. 310.212.7910 Fax. 310.212.6315 800.890.9988 www.motorcarparts.com

FOR IMMEDIATE RELEASE

Motorcar Parts of America, Inc. Approved for Listing on NASDAQ Global Market
LOS ANGELES, CA., November 26, 2007 — Motorcar Parts of America, Inc. (“MPA”) (OTC: MPAA.PK), a leading provider of remanufactured alternators and starters for the automotive aftermarket, announced today that it has received approval to list its securities on the NASDAQ Global Market.
MPA’S common stock is expected to begin trading on NASDAQ at the market open on December 3, 2007. NASDAQ has reserved “MPAA” as the trading symbol for the Company’s common stock.
“We are pleased to receive approval to list our securities on the NASDAQ Global Market,” commented Selwyn Joffe, Chairman, President and CEO of MPA. “This is an important achievement for us, and will increase our visibility in the market, improve the liquidity of our stock and allow us to expand our shareholder base.”
About MPA
Motorcar Parts of America, Inc. is a leading remanufacturer of replacement alternators and starters for imported and domestic cars and light trucks in the United States and Canada. MPA has facilities in the United States in Torrance, California, and Nashville, Tennessee, as well as in Mexico, Singapore and Malaysia. MPA’s websites are located at www.motorcarparts.com and www.quality-built.com.
Disclosure Regarding Private Securities Litigation Reform Act of 1995
This press release contains certain forward-looking statements with respect to our future performance that involve risks and uncertainties. Various factors could cause actual results to differ materially from those projected in such statements. These factors include, but are not limited to: concentration of sales to certain customers, changes in our relationship with any of our customers, including the increasing customer pressure for lower prices and more favorable payment and other terms, our ability to renew the contract with our largest customer that is scheduled to expire in August 2008 and the terms of any such renewal, the increasing demands on our working capital, including the significant strain on working capital associated with large remanufactured core inventory purchases from customers of the type we have increasingly made, our ability to obtain any additional financing we may seek or require, our ability to achieve positive cash flows from operations, potential future changes in our previously reported results as a result of the identification and correction of errors in our accounting policies or procedures or the material weaknesses in our internal controls over financial reporting, the outcome of the existing review of our custom duties payments and procedures, lower revenues than anticipated from new and existing contracts, our failure to meet the financial covenants or the other obligations set forth in our bank credit agreement and the bank’s refusal to waive any such defaults, any meaningful difference between projected production needs and ultimate sales to our customers, increases in interest rates, changes in the financial condition of any of our major customers, the impact of high gasoline prices, the potential for changes in consumer spending, consumer preferences and general economic conditions, increased competition in the automotive parts industry, including increased competition from Chinese manufacturers, difficulty in obtaining used cores and component parts or increases in the costs of those parts, political or economic instability in any of the foreign countries where we conduct operations, unforeseen increases in operating costs and other factors discussed herein and in the Company’s filings with the SEC.

For more information, contact:
CCG Investor Relations	Motorcar Parts of America, Inc.
Crocker Coulson, President	Selwyn Joffe
crocker.coulson@ccgir.com	Chairman, President & CEO
(646) 213-1915	(310) 972-4005
or
Elaine Ketchmere, VP Financial Writing
elaine.ketchmere@ccgir.com
(310) 231-8600 ext. 119
###

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 30, 2007
MOTORCAR PARTS OF AMERICA, INC.

(Exact name of registrant as specified in its charter)

New York	0-23538	11-2153962

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2929 California Street, Torrance, California		90503

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	310-972-4005
Not Applicable

Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01 Changes in Registrant’s Certifying Accountant.
(i) On November 30, 2007, Motorcar Parts of America, Inc. (the “Company”) dismissed Grant Thornton LLP (“GT”) as its independent registered public accounting firm.
(ii) The reports of GT on the Company’s financial statements as of and for the fiscal years ended March 31, 2006 and March 31, 2007 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.
(iii) During the fiscal years ended March 31, 2006 and March 31, 2007 and through November 30, 2007, there were (1) no disagreements with GT on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of GT, would have caused GT to make reference thereto in their reports on the Company’s financial statements for such years, and (2) no reportable events, as that term is defined in Item 304(a)(1)(v) of Regulation S-K, except for the material weaknesses in internal control over financial reporting described in the following paragraph.
In the Annual Report on Form 10-K (as amended by Amendments Nos. 1 and 2 thereto) for the year ended March 31, 2007, the Company reported the following material weaknesses and significant deficiency in internal controls:
•	a material weakness in its control environment, as evidenced by: its finance and accounting department being understaffed and lacking sufficient training or experience;

•	a material weakness in its control activities, as evidenced by: its internal controls being inadequately designed or operated in a manner to effectively support the requirements of the financial reporting and period-end close process; and

•	a significant deficiency in its entity level controls, as evidenced by: the lack of documentation in the planning for IT strategy, asset protection programs, and comprehensive accounting and human resources policies and procedures manuals; the failure of its Audit Committee to conduct a self assessment; and the lack of a formalized Disclosure Committee.
GT’s report on the Company’s internal control over financial reporting stated that based on the effect of these material weaknesses on the achievement of the objectives of the control criteria, the Company had not maintained effective internal control over financial reporting as of March 31, 2007.
GT discussed these matters with the Audit Committee, and the Company has authorized GT to respond fully to the inquiries of its successor as the Company’s independent registered public accounting firm concerning the subject matter of these material weaknesses.
(iv) The Company has requested that GT furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not GT agrees with the above statements. A copy of such letter dated December 4, 2007 from GT is being filed as Exhibit 16.1 to this Form 8-K.
(v) On December 4, 2007, the Company engaged Ernst & Young LLP as its new independent registered public accounting firm for the fiscal year ended March 31, 2008. During the fiscal years ended March 31, 2006 and March 31, 2007 and through December 4, 2007, the Company did not consult with Ernst & Young LLP regarding either (1) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, or (2) any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K.
(vi) The decision to change independent registered public accounting firms was initiated and approved by the Audit Committee of the Company’s Board of Directors.

Item 9.01 Financial Statements and Exhibits.
(d) The following exhibit is filed with this Form 8-K pursuant to Item 4.01:
Exhibit No. — Description
16.1 — Letter of Grant Thornton LLP, dated December 4, 2007, regarding change in Certifying Accountant
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOTORCAR PARTS OF AMERICA, INC.
December 4, 2007	By:	/s/ Selwyn Joffe
		Name:	Selwyn Joffe
		Title:	Chief Executive Officer

Exhibit Index

Exhibit No.	Description

16.1	Letter of Grant Thornton LLP, dated December 4, 2007, regarding change in Certifying Accountant

Exhibit 16.1
December 4, 2007
U.S. Securities and Exchange Commission
Office of the Chief Accountant
100 F Street, NE
Washington, DC 20549

Re:	Motorcar Parts of America, Inc. File No. 0-23538
Dear Sir or Madam:
We have read Item 4.01 of Form 8-K of Motorcar Parts of America, Inc. dated November 30, 2007, and agree with the statements concerning our Firm contained therein.
Very truly yours,
/s/ Grant Thornton LLP